UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 26, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Calls on Republic First to Schedule Long Overdue Shareholder Meeting, Answer Questions and Allow a Vote on New Leadership

CAMDEN, NJ: George A. Norcross, III, Gregory B. Braca, and Philip A. Norcross today called on the board of Republic First Bancorp, Inc. (the “Company” or “Republic First”) (FRBK) to schedule its long overdue annual meeting, stop resorting to gamesmanship to protect their own positions, and end the secrecy around the Company’s operations. In April, the Company agreed to the entry of a Stipulation and Order in the Philadelphia Court of Common that ensured that as shareholders, the Norcross Braca group would be eligible to submit nominees to join the board after the Company attempted to block it from doing so. Republic First has not held a shareholder meeting in over two years despite the ongoing and steady drip of revelations regarding related party transactions, accounting irregularities, and mismanagement. The Company’s share price recently hit an all-time low of just 62 cents a share.

“If the leadership of Republic First cares about the company and its shareholders, it is beyond time for them to stop their gamesmanship and schedule a shareholder meeting — it is clearly the only way they will have to answer questions, detail their plans and, most importantly, allow a vote by shareholders on whether they should be allowed to continue in their positions,” said Greg Braca today. “Since we first announced our investment in January 2022, we have observed the Company’s leadership doing everything it can to block accountability for its mismanagement and protect their personal interests, regardless of the impact on the Company and shareholders. It’s clear to us that the only way to fix this is for there to be a long overdue public meeting where Republic First’s leaders can be held to account.”

In late November 2022, the Norcross Braca group filed for a preliminary injunction to stop Republic First’s leaders from blocking the Norcross Braca group from nominating board members at a hastily and improperly called board meeting. Under the stipulation and Order, issued in April 2023, the Company stipulated that:

•	It must allow the Norcross Braca group to “make one or more nomination(s) of director candidate(s)”;

•	The nomination window must be re-opened for at least fifteen (15) days;

•	The annual meeting must not be held less than seven (7) weeks after its announcement, and not less than five (5) weeks after the close of the nomination, which will allow for a full proxy contest.

Still being litigated is the issue of the Company’s attempt to reduce the size of its Board in order to entrench incumbents.

Noting that the Norcross Braca group has already pledged to run a full proxy contest at the next meeting, Braca continued, “How can anyone believe this company is being run well? The share price dropped to an all-time low of just 62 cents in May. It’s time for change and that begins with scheduling a beyond overdue annual meeting. And with the scheduling of an annual meeting, we believe help will finally be on the way. We will nominate highly qualified professionals to serve on the board who can immediately step in to work to stop the corporate bleeding and develop a real plan to turn this Company around and restore the shareholder value which has been destroyed by current leaders such as Harry Madonna and Andrew Cohen.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement that will be accompanied by a proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) when it is scheduled.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].